Exhibit 4.16

BluePhoenix Solutions Ltd.

Letter of Amendment No. 1, Dated ~~April 15~~ December 20, 2011
To the Irrevocable Letter of Undertaking Dated 1.5.2011

Signed between:

BluePhoenix Solutions Ltd., Private ID No: 520043068	(Hereinafter: the “Company”)

And:

Bank Hapoalim Ltd.	(Hereinafter: the “Bank”)

Whereas:	The Company signed an irrevocable letter of undertaking on 1.5.2011 in favor of the Bank (hereinafter: the “Letter of Undertaking”);

And Whereas:	The parties are desirous of amending the Letter of Undertaking, as set forth hereunder.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	The preamble to this Letter of Amendment constitutes an integral part hereof.

2.	Section 10.1 of the Letter of Undertaking (and the Subsections thereof) will be deleted and in lieu thereof will be inserted:

“10.1	We hereby undertake to maintain each and every financial ratio, as reported in our last financial statements, at all times and from time to time, as set forth hereunder:
10.1.1
Equity – the percentage of the equity of the total balance sheet shall not, at any time, be less that 40% (forty percent) of the total assets in the balance sheet or an amount of USD 13,000,000 (thirteen million United States Dollars), whichever is the higher.

	10.1.2	Amount of Tangible Equity – the tangible equity shall not at any time be less than the deficit amount of USD 4,000,000 (four million United States Dollars).
	10.1.3	Deleted.
10.1.4
The total of the financial obligation shall not, at any time and as long as we are indebted to the Bank for any amount whatsoever in respect of the banking services, exceed an amount that constitutes 40% (forty percent) of the total assets in the balance sheet.

10.1.5
EBITDA Ratio – Our annual EBITDA (according to the audited annual Financial Statements) after deducting one-time expenses that are not incurred in the normal course of our business and expenses in respect of options or share units to employees, consultants and directors, as of the Financial Statements, as of 31.12.11, and as long as we are indebted to the Bank for any amount whatsoever, in respect of the banking services, shall not at any time be less than USD 1,000,000 (one million United States Dollars).

	10.1.6	The sum total of the balance of the cash and the money equivalents in our quarterly balance sheets shall not be less than the amount of USD 2,000,000 (two million United States Dollars).”

3.	This Letter of Amendment constitutes an inseparable part of the Letter of Undertaking, the other provisions of which continue to remain in full force and effect without any change.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED:

[Stamp of: Bank Hapoalim Ltd. Head Management] Signed ______________________ Bank Hapoalim Ltd.	[Stamp of: BluePhoenix Solutions Ltd.] Signed _______________________ BluePhoenix Solutions Ltd.
Represented by: ______________ Position: ____________________	Represented by: Shimon Bar Kama Position: CEO
Represented by: [Illegible] Position: [Illegible]	Represented by: Nir Peles Position: CFO

Attorney’s Certification:
I, the undersigned, Yael Peretz, Adv., acting in my capacity as a legal advisor to BluePhoenix Solutions Ltd. (hereinafter: the “Company”), hereby certify that a resolution was duly adopted by the Company, pursuant to its incorporation documents, to sign the above Letter of Amendment, and that the signature by Messrs. Shimon Bar Kama and Nir Peles of the above Letter of Amendment binds the Company with regard to the matters stated in this Letter of Amendment.

Date: [illegible]/12/2011 [Signature and Stamp of: YAEL PERETZ – Advocate]	Signature and Stamp: [Signature and Stamp of: YAEL PERETZ – Advocate]

[Stamp of:  BluePhoenix Solutions] Ltd.